Exhibit 99.1

News Release For Immediate Release
Novelis Inc. Announces Tender Offers and Consent Solicitations
for 7.25% Senior Notes Due 2015 and 11.50% Senior Notes Due 2015
ATLANTA, Nov. 26, 2010 — Novelis Inc. announced today that it has commenced cash tender offers for any and all of its 7.25% Senior Notes due 2015 (the “7.25% Notes”) and its 11.50% Senior Notes due 2015 (the “11.50% Notes” and together with the 7.25% Notes, the “Notes”).
Novelis also announced concurrent consent solicitations for proposed amendments to the indentures under which the related Notes were issued. The tender offers and the consent solicitations are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated November 26, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal”). Holders that tender their Notes in a tender offer will be deemed to have consented to the proposed amendments to the applicable indenture governing such Notes.
Information related to the Notes, the tender offers and consent solicitations is set forth in the table below.

		Outstanding
		Principal	Consent	Tender Offer	Consent	Total
Security	CUSIP	Amount	Deadline	Consideration(1)	Payment(2)	Consideration(1)(3)
7.25% Senior Notes Due 2015	67000XAB2	$1,124,159,000	5:00 p.m., New York City time, December 8, 2010	$1,000.00	$30.00	$1,030.00
11.50% Senior Notes Due 2015	67000XAF3 67000XAA4	$185,000,000	5:00 p.m., New York City time, December 8, 2010	$1,205.00	$30.00	$1,235.00

(1)	Per $1,000 principal amount of Notes excluding accrued and unpaid interest, which will be paid in addition to the Total Consideration or Purchase Price, as applicable.

(2)	Per $1,000 principal amount of Notes tendered prior to the Consent Deadline.

(3)	Includes Tender Offer Consideration and Consent Payment.
Each tender offer will expire at 11:59 p.m., New York City time, on Tuesday, December 28, 2010, unless extended or earlier terminated by Novelis (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”). In order to be eligible to receive the applicable Total Consideration (as described below) for tendered Notes, holders must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on Wednesday, December 8, 2010, unless extended or earlier terminated by Novelis (such time and date, as the same may be extended or earlier terminated, the “Consent Deadline”).

The tender offers and consent solicitations are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) the receipt of at least $4 billion in gross proceeds from one or more offerings of senior notes and the entry into of new senior secured credit facilities (a) to refinance the Notes and Novelis’ existing senior secured credit facilities and (b) to fund a distribution to return capital to Novelis’ parent company, and (2) the receipt by Novelis of the consents of holders holding at least a majority of the aggregate principal amount outstanding of the applicable series of Notes, and the execution of the applicable supplemental indenture giving effect to the proposed amendments to the indentures, in each case as described in more detail in the Offer to Purchase. If any of the conditions are not satisfied, Novelis may terminate the applicable tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes that are not validly withdrawn, may extend the applicable tender offer or may otherwise amend the applicable tender offer.
The “Total Consideration” for each $1,000 principal amount of 7.25% Notes and each $1,000 principal amount of 11.50% Notes validly tendered and not validly withdrawn and accepted for purchase pursuant to the applicable tender offer will be an amount equal to $1,030.00 and $1,235.00, respectively, payable in cash to holders that validly tender their Notes at or prior to the Consent Deadline, plus accrued and unpaid interest.
The applicable Total Consideration set forth above includes a Consent Payment of $30.00 per $1,000 principal amount of 7.25% Notes and $30.00 per $1,000 principal amount of 11.50% Notes, as in each case, payable only to holders that validly tender and do not validly withdraw their Notes and validly deliver and do not validly revoke their consents at or prior to the Consent Deadline. Holders of Notes validly tendered after the Consent Deadline will not receive a Consent Payment.
Notes validly tendered prior to the Consent Deadline may be validly withdrawn and the related consents may be validly revoked at any time at or prior to the Consent Deadline. Notes validly tendered prior to the Consent Deadline and the related consents may not be validly withdrawn or validly revoked after the Consent Deadline.
The proposed amendments would amend each applicable indenture in order to eliminate or modify substantially all restrictive covenants, certain events of default and other provisions contained in each such indenture. Holders may not deliver consents to the proposed amendments without validly tendering the related Notes in the applicable tender offer and may not revoke their consents without withdrawing the previously tendered Notes to which they relate. In order for the proposed amendments to be effective, holders of a majority in aggregate principal amount of each series of Notes must consent to the proposed amendments.
If any Notes remain outstanding following completion of the tender offers, Novelis intends to promptly redeem such Notes in accordance with the terms of the Notes and the indentures governing the Notes.
The complete terms and conditions of each tender offer are set forth in the Offer to Purchase and the Letter of Transmittal that are being sent to holders of the Notes. Holders are urged to read the Offer to Purchase and the Letter of Transmittal carefully when they become available.
Novelis has engaged Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, RBS Securities, Inc. and UBS Securities LLC to act as Dealer Managers and as Solicitation Agents for the tender offers and the consent solicitations.

Persons with questions regarding the tender offers or the consent solicitations should contact Citigroup Global Markets Inc. toll-free at (800) 558-3745 or collect (212) 723-6106. Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offers and consent solicitations, at (212) 430-3774 (for banks and brokers) or (866) 387-1500 (for noteholders).
This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offers and consent solicitations are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that Novelis is distributing to holders of the Notes. The tender offers and consent solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of Novelis, the Dealer Managers and Solicitation Agents, the Information Agent and Depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and beverage can recycling. The company operates in 11 countries, has approximately 11,600 employees and reported revenue of $8.7 billion in fiscal year 2010. Novelis supplies premium aluminum sheet and foil products throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. An example of a forward-looking statement in this news release include our statements related to our intention to redeem any Notes not tendered in the tender offers. There are no requirements in the indentures for the Notes or otherwise to redeem the Notes, and unless redeemed, such Notes will continue to remain outstanding. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. Novelis does not intend, and disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact Novelis are included under the caption “Risk Factors” in Novelis’ Annual Report on Form 10-K for the year ended March 31, 2010, as filed with the SEC, and are specifically incorporated by reference into this news release.
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Media Contact	Investor Contact
Charles Belbin	Isabel Janci
+1 404 760 4120	+1 404 760 4164
charles.belbin@novelis.com	isabel.janci@novelis.com

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